News Release

Contact:

John Gray
Chief Financial Officer
214-891-6450
jgray@docucorp.com

For Release:

FOR IMMEDIATE RELEASE

Docucorp Announces Third Quarter Results

DALLAS – May 19, 2004 – Docucorp® International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced revenues of $18.5 million for the third quarter of fiscal year 2004, as compared to $20.1 million for the third quarter of the prior year. The company reported net income of $707,000, or $0.06 per diluted share, for the third quarter of fiscal year 2004 compared to net income of $971,000, or $0.07 per diluted share, for the same period a year ago.

     For the nine months ended April 30, 2004, revenues increased to $57.1 million compared to $55.6 million for the same period of fiscal year 2003. Net income for the first nine months of fiscal year 2004 was $3.8 million, or $0.33 per diluted share, compared to $2.8 million, or $0.20 per diluted share, for the first nine months of fiscal year 2003.

     Compared to the third quarter of the prior fiscal year, software license revenue decreased 20 percent to $1.8 million and ASP revenue decreased three percent to $5.9 million. Professional services revenue of $5.5 million decreased 19 percent from the same period a year ago, due primarily to the prior year recognition of previously deferred revenue related to one large consulting contract. Sequentially, professional services revenue increased 10 percent, primarily as a result of improved software license sales over the last several quarters. Maintenance revenue of $5.3 million increased seven percent compared to the same period a year ago.

     “After two consecutive quarters of record earnings per share, we are disappointed in

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DOCUCORP, THIRD QUARTER 2004 RESULTS	ADD #1

Docucorp’s third quarter financial results, which were primarily impacted by weak software license sales,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “The sales pipeline for software licenses appears strong. Diluted earnings per share increased 65 percent for the nine months ended April 30, 2004, and our efforts are focused on finishing fiscal 2004 with a strong fourth quarter.”

About Docucorp

Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,200 customers, including many of the largest insurance, utility and financial services organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Bedford NH, Eindhoven, Netherlands and London.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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Consolidated Statements of Operations and Balance Sheet data follow.

5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

© 2004 Docucorp International. All Rights Reserved.

Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL
Fiscal Quarters Ended April 30, 2004 and 2003

Statements of Operations Data:

	(in thousands except per share amounts)
	(unaudited)
	Three Months		Nine Months
	Ended April 30,		Ended April 30,
	2004	2003	2004	2003
Revenues
ASP hosting	$5,882	$6,069	$17,778	$17,017
Professional services	5,485	6,755	15,596	17,956
License	1,814	2,268	7,606	5,381
Maintenance	5,329	4,976	16,074	15,223

Total revenues	18,510	20,068	57,054	55,577

Cost of revenues
ASP hosting	4,909	5,104	14,592	14,405
Professional services	4,616	4,914	12,924	13,530
License	868	841	2,296	2,434
Maintenance	346	484	1,023	1,421

Total cost of revenues	10,739	11,343	30,835	31,790

Gross profit	7,771	8,725	26,219	23,787

Operating expenses
Product development	1,858	2,031	6,046	5,687
Sales and marketing	2,700	3,031	8,339	8,277
General and administrative	1,800	1,598	5,199	4,710

Total operating expenses	6,358	6,660	19,584	18,674

Operating income	1,413	2,065	6,635	5,113
Other income (expense), net	(202)	(71)	(201)	86

Income before income taxes	1,211	1,994	6,434	5,199
Provision for income taxes	504	1,023	2,671	2,354

Net income	$707	$971	$3,763	$2,845

Basic net income per share	$0.07	$0.07	$0.37	$0.21

Weighted average basic shares outstanding	10,359	13,232	10,050	13,391

Diluted net income per share	$0.06	$0.07	$0.33	$0.20

Weighted average diluted shares outstanding	11,720	13,753	11,328	14,571

Balance Sheet Data:

	April 30,	July 31,
	2004	2003
	(in thousands)
Current assets	$29,878	$27,405
Current liabilities	22,341	23,719
Working capital	7,537	3,686
Deferred revenue	12,526	12,482
Stockholders’ equity	20,995	13,732
Total assets	$56,360	$53,440